Nephros Announces Pricing of $7.5 Million Underwritten Offering of Common Stock

SOUTH ORANGE, NJ, January 31, 2020 – Nephros, Inc. (Nasdaq: NEPH) (“Nephros” or the “Company”), a a commercial-stage company that develops and sells high performance water purification products and pathogen detection systems to the medical device and commercial markets, today announced the pricing of a firm commitment underwritten offering of 937,500 shares of common stock at a price to the public of $8.00 per share for aggregate gross proceeds of approximately $7,500,000, before underwriting discounts and offering expenses. The offering is expected to close on or about February 4, 2020, subject to the satisfaction of customary closing conditions.

Craig-Hallum Capital Group is acting as sole managing underwriter for the offering.

Maxim Group LLC and The Benchmark Company, Inc. are each acting as financial advisors to Nephros.

Net proceeds of the offering, after underwriting discounts but before offering expenses, are expected to be approximately $7,050,000. Nephros intends to use the net proceeds of the offering for working capital and general corporate purposes.

The shares are being offered pursuant to an effective shelf registration statement on Form S-3 (File No. 333-234528) that was previously filed with the Securities and Exchange Commission (the “SEC”), and was declared effective on December 6, 2019. The shares may be offered only by means of a prospectus. Copies of the prospectus supplement and accompanying prospectus related to the offering, when available, may be obtained from Craig-Hallum Capital Group LLC at 222 South Ninth Street, Suite 350, Minneapolis, Minnesota 55402, Attention: Equity Capital Markets, by telephone at 612-334-6300, or by email at prospectus@chlm.com or on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Nephros, Inc.

Nephros is a commercial stage company that develops and sells high performance water purification products and pathogen detection systems to the medical device and commercial markets. Nephros ultrafilters and pathogen detection systems are used in hospitals and medical clinics to assess and reduce the infection risks from waterborne pathogens (e.g., Legionella, Pseudomonas) in showers, sinks, and ice machines. Additionally, Nephros ultrafilters are used by dialysis centers for assisting in the added removal of endotoxins and other biological contaminants from the water and bicarbonate concentrate supplied to hemodialysis machines and patients.

Nephros filters, including AETHER™ brand filters, improve the taste and odor of water and reduce biofilm, bacteria, and scale build-up in downstream equipment. Nephros and AETHER™ products are used in the health care, food service, hospitality, and convenience store markets.

For more information about Nephros, please visit the company’s website at www.nephros.com.

Cautionary Note Regarding Forward-Looking Statements:

Any statements in this press release about the anticipated final terms, timing and completion of the proposed offering and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: whether or not Nephros will be able to raise capital through the sale of common stock, Nephros’ ability to satisfy customary closing conditions related to the proposed offering, market and other conditions, and other factors discussed in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2018, and in other filings that we make with the SEC. In addition, any forward-looking statements included in this press release represent our views only as of the date of this release and should not be relied upon as representing our views as of any subsequent date. We specifically disclaim any obligation to update any forward-looking statements included in this press release.

Contact:

Investor Relations Contacts:

Kirin Smith, President

PCG Advisory, Inc.

(646) 863-6519

ksmith@pcgadvisory.com

Andy Astor, COO & CFO

Nephros, Inc.

(201) 345-0824

andy@nephros.com